Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for 2023
Full Year Comparable Hotel RevPAR Growth of 8.1% Exceeded Midpoint of Guidance
Returned More Than $700 Million of Capital to Stockholders in 2023 and Announces $0.20 First Quarter Dividend
Completed Multi-Year Transformational Reinvestment Programs and Development Projects
BETHESDA, MD; February 21, 2024 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for fourth quarter and full year 2023.
OPERATING RESULTS
(unaudited, in millions, except per share and hotel statistics)

	Quarter ended December 31,			Year ended December 31,
	2023	2022	Percent Change	2023	2022	Percent Change
Revenues	$1,323	$1,263	4.8%	$5,311	$4,907	8.2%
Comparable hotel revenues⁽¹⁾	1,260	1,251	0.7%	5,169	4,773	8.3%
Comparable hotel Total RevPAR⁽¹⁾	333.43	331.14	0.7%	344.63	318.25	8.3%
Comparable hotel RevPAR⁽¹⁾	202.92	199.97	1.5%	211.71	195.87	8.1%

Net income	$134	$149	(10.1%)	$752	$643	17.0%
EBITDAre⁽¹⁾	381	364	4.7%	1,632	1,504	8.5%
Adjusted EBITDAre⁽¹⁾	378	364	3.8%	1,629	1,498	8.7%

Diluted earnings per common share	0.19	0.20	(5.0%)	1.04	0.88	18.2%
NAREIT FFO per diluted share⁽¹⁾	0.44	0.44	—%	1.92	1.79	7.3%
Adjusted FFO per diluted share⁽¹⁾	0.44	0.44	—%	1.92	1.79	7.3%
*Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by Total RevPAR, is available in the Fourth Quarter 2023 Supplemental Financial Information on the Company’s website at www.hosthotels.com.
James F. Risoleo, President and Chief Executive Officer, said, "We ended 2023 on a high note, marking the seventh consecutive quarter that Host achieved comparable hotel Total RevPAR, RevPAR, and comparable hotel EBITDA and comparable hotel margins at or above 2019 levels. Full year comparable hotel RevPAR grew 8.1% over 2022, driven by both rate and occupancy increases. In the fourth quarter, our RevPAR grew 1.5% over the fourth quarter of 2022 to $202.92. Our results during the quarter were driven by rate increases of 0.4% and continued occupancy improvements at our convention and downtown hotels.”
Risoleo continued, “Over the course of the year, we continued to successfully allocate capital through reinvestment in our portfolio, share repurchases, and dividend increases. We are especially pleased with the work we have completed on our strategic objectives, which included redefining the hotel operating model with our managers, gaining market share through comprehensive renovations, and strategically allocating capital to development ROI projects. We believe we will continue to benefit from these ongoing efforts, which is underscored by our 2024 comparable hotel RevPAR guidance range of 2.5% to 5.5% growth over 2023. During the quarter, we increased our quarterly cash dividend by 11% to $0.20 per share, returning to our pre-pandemic quarterly dividend level, and declared a $0.25 special dividend. Additionally, we repurchased $31 million of common stock in the fourth quarter, bringing total repurchases for the year to $181 million. We are optimistic on the backdrop for our business, and we will continue to position Host to take advantage of potential opportunities in the future.”
_______________________________
(1)NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel revenues are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 21, 2024

Additionally, comparable hotel results and statistics include adjustments for dispositions, acquisitions and non-comparable hotels. See Hotel Operating Data for RevPAR results of the portfolio based on the Company's ownership period without these adjustments.

© Host Hotels & Resorts, Inc.	PAGE 2 OF 25

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 21, 2024

2023 HIGHLIGHTS:
•Comparable hotel RevPAR and Total RevPAR were $211.71 and $344.63, respectively, for full year 2023, representing an increase of 8.1% and 8.3%, respectively, compared to 2022, driven by an increase in both occupancy and rate during the year. Growth in city-center markets, fueled by improvements in group business, led to the overall improvement, offsetting moderating rates at resorts in comparison to 2022.
•GAAP net income was $752 million for full year 2023 reflecting a 17.0% increase compared to 2022, primarily due to an increase in operating profit and gain on asset sales, while GAAP operating profit margin declined 20 basis points compared to 2022 to 15.6%. Results included $83 million of business interruption gains.
•Comparable hotel EBITDA was $1,557 million for full year 2023, a 2.4% increase compared to 2022 results, while comparable hotel EBITDA margin declined 170 basis points to 30.1%.
•As expected, margin declines for the year were driven by stabilized staffing levels in comparison to 2022, higher insurance and utility expenses and lower attrition and cancelation fees.
•Adjusted EBITDAre was $1,629 million for full year 2023, exceeding 2022 by 8.7%, reflecting increased operations and the business interruption proceeds discussed below.
•Reopened The Ritz-Carlton, Naples in July 2023 following restoration efforts as a result of Hurricane Ian in September 2022. The reopening introduced transformational renovations to all guestrooms and suites, as well as a new tower expansion, and a reimagined arrival experience. As of December 31, 2023, the Company has received insurance proceeds of $213 million out of the expected potential insurance recovery of approximately $310 million for covered costs related to damage and disruption caused by Hurricane Ian. Of these proceeds, $80 million was recognized as a gain on business interruption in 2023, including $26 million recognized in the fourth quarter.
•Completed the Marriott Transformational Capital Program. The program, which began in 2018, included extensive guestroom and public area renovations at 16 assets and finished under budget. In December 2023, also debuted the renovations at Fairmont Kea Lani, including a transformed lobby and updated guestrooms.
•Reached an agreement with Hyatt to complete transformational reinvestment capital projects at six properties in the Company's portfolio: the Grand Hyatt Atlanta in Buckhead, Grand Hyatt Washington, Manchester Grand Hyatt San Diego, Hyatt Regency Austin, Hyatt Regency Washington on Capitol Hill, and Hyatt Regency Reston.
•Broke ground on the development of 40 fee-simple condominiums on a five-acre development parcel at Golden Oak in Orlando, adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Construction is expected to be completed in the fourth quarter of 2025.
•Declared dividends per common share of $0.90 for the full year 2023, including a $0.25 per share special dividend, and returned the quarterly dividend to its pre-pandemic level of $0.20 per share in the fourth quarter.
•Continuing its progress towards the Company's renewable energy goals, five properties achieved LEED® certification during the year, bringing the total to 14, and reached the required milestone for a 2.5 basis point reduction in the interest rate on the outstanding term loans under the Company's sustainability-linked credit facility, per the January 2023 amendments.
•Maintained investment grade balance sheet and attained upgrades to Host Hotels & Resorts, L.P.'s issuer-credit ratings from Fitch to BBB and S&P Global to BBB-.
Results for Fourth Quarter 2023
•Comparable hotel RevPAR and Total RevPAR were $202.92 and $333.43, respectively, in the fourth quarter representing an increase of 1.5% and 0.7%, respectively, compared to the same period in 2022, driven by an increase in both occupancy and rate, while the increase in Total RevPAR was slightly lower due to a decline in attrition and cancelation fees.

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HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 21, 2024

•GAAP net income was $134 million in the fourth quarter, a decrease from the fourth quarter of 2022 of 10.1%, while GAAP operating profit margin was 13.1% for the quarter, a decrease of 90 basis points compared to the fourth quarter of 2022. Business interruption gains of $26 million in the quarter were offset by the decline in comparable hotel EBITDA, which is discussed below, as well as taxes related to the business interruption gains.
•Comparable hotel EBITDA was $355 million for the fourth quarter, representing a decline compared to fourth quarter 2022 results, primarily driven by the evolving nature of demand in Maui and reflecting a decrease in comparable hotel EBITDA margin of 180 basis points to 28.1%.
•Adjusted EBITDAre was $378 million for the fourth quarter, exceeding the same period in 2022 by 3.8% and benefiting from business interruption proceeds.
Maui Update
•As a result of the August wildfires in Maui, Hawaii, and the resulting impact on the Company's Maui hotels, golf courses and joint venture timeshare, the Company estimates that, in the fourth quarter, net income and Adjusted EBITDAre were impacted by approximately $15 million, RevPAR was impacted by 130 basis points, and Total RevPAR was impacted by 150 basis points. Operating profit margin and comparable hotel EBITDA margin are estimated to have been impacted by approximately 40 basis points and 30 basis points, respectively, for the fourth quarter.
•For the full year, the estimated impact to net income and Adjusted EBITDAre was approximately $22 million, RevPAR was impacted by 50 basis points, and Total RevPAR was impacted by 70 basis points. Operating profit margin and comparable hotel EBITDA margin are both estimated to have been impacted by approximately 10 basis points for the year.
BALANCE SHEET
The Company maintains a robust balance sheet, with the following balances at December 31, 2023:
•Total assets of $12.2 billion.
•Debt balance of $4.2 billion, with a weighted average maturity of 4.2 years, a weighted average interest rate of 4.5%, and a balanced maturity schedule with the next significant maturity of $400 million due in April 2024. Following the Company's ratings increase, the spread on the credit facility term loans was reduced by 25 basis points.
•Total available liquidity of approximately $2.9 billion, including furniture, fixtures and equipment escrow reserves of $217 million and $1.5 billion available under the revolver portion of the credit facility.
During the fourth quarter of 2023, the $250 million loan to the buyer of the Sheraton New York Times Square Hotel was repaid in full.
SHARE REPURCHASE PROGRAM AND DIVIDENDS
During the fourth quarter of 2023, the Company repurchased 1.9 million shares at an average price of $16.50 per share through its common share repurchase program for a total of $31 million. For full year 2023, the Company repurchased 11.4 million shares at an average price of $15.93 per share for a total of $181 million. The Company has approximately $792 million of remaining capacity under the repurchase program, pursuant to which its common stock may be purchased from time to time, depending upon market conditions.
The Company paid a fourth quarter common stock cash dividend of $0.45 per share on January 16, 2024 to stockholders of record on December 29, 2023, which included a $0.25 per share special dividend. The Company's regular quarterly cash dividend of $0.20 per share represented an 11% increase over the prior quarter. On February 21, 2024, the Company announced a regular quarterly cash dividend of $0.20 per share on its common stock. The dividend will be paid on April 15, 2024 to stockholders of record on March 28, 2024. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.

© Host Hotels & Resorts, Inc.	PAGE 4 OF 25

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 21, 2024

HOTEL BUSINESS MIX UPDATE
The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its full year 2023 room sales.
The following are the results for transient, group and contract business in comparison to 2022 performance, for the Company's current portfolio:

	Quarter ended December 31, 2023			Year ended December 31, 2023
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,381	974	187	5,756	4,086	720
Percent change in room nights vs. same period in 2022	(2.5%)	4.7%	11.4%	1.3%	12.4%	14.1%
Rooms revenues (in millions)	$457	$274	$36	$1,922	$1,118	$135
Percent change in revenues vs. same period in 2022	(5.3%)	13.0%	18.2%	0.9%	20.9%	25.4%
CAPITAL EXPENDITURES
The following presents the Company’s capital expenditures spend for 2023 and the forecast for full year 2024 (in millions):

	Year ended December 31, 2023	2024 Full Year Forecast

	Actual	Low-end of range	High-end of range
ROI - Marriott and Hyatt Transformational Capital Programs	$51	$125	$150
All other return on investment ("ROI") projects	144	100	130
Total ROI Projects	195	225	280
Renewals and Replacements ("R&R")	274	250	300
R&R and ROI Capital expenditures	469	475	580
R&R - Insurable Reconstruction	177	25	25
Total Capital Expenditures	$646	$500	$605

Inventory spend for condo development(1)	15	50	70
Total capital allocation	$661	$550	$675
__________
(1)Represents construction costs for the development of condominium units on a land parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Under U.S. GAAP, costs to develop units for resale are considered an operating activity on the statement of cash flows, and categorized as inventory. This spend is separate from payments for capital expenditures, which are considered investing activities.
In addition to completing the Marriott Transformational Capital Program in 2023, the Company completed transformational renovations at eight other hotels, which started in 2020, and believes the renovations will continue to position these hotels to capture additional revenue. Under the new Hyatt Transformational Capital Program, the Company expects to receive $9 million of operating guarantees in 2024 to offset expected business disruptions. The 2024 forecast for capital expenditures also includes an estimated $25 million for final restoration efforts at The Ritz-Carlton, Naples.
2024 OUTLOOK
The 2024 guidance range contemplates a stable operating environment with a continued improvement in group business, a gradual recovery in business transient, steady leisure demand, and continued evolution of demand on Maui as the island recovers from the recent wildfires. Growth in the first half of 2024 is expected to be in the low single-digits, with January 2024 comparable hotel RevPAR estimated to be $187, representing a 140 basis point increase to

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HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 21, 2024

2023. The first half of the year faces difficult comparisons to 2023, which saw a surge in the recovery of downtown markets, driven by group business improvements, and elevated leisure demand. The second half of the year is expected to have stronger year-over-year improvements due to better group booking pace, less renovation disruption compared to the second half of 2023 and diminishing impacts from the wildfire event in Maui, which occurred in early August of 2023.
Operating profit margin in 2024 is expected to remain static to 2023, while comparable hotel EBITDA margins are expected to decline compared to 2023, due to the impacts from the Maui wildfires and continued growth in wages, real estate taxes and insurance. At the midpoint of guidance, the impact from the Maui wildfires is expected to be an approximate decline of 100 basis points in both RevPAR and Total RevPAR and 50 basis points in margins. At the midpoint, in comparison to 2019, operating profit margin is expected to increase 120 basis points and comparable hotel EBITDA margins are expected to be down only 20 basis points compared to 2019, as portfolio-wide cost reductions continue to curb inflation.
The guidance range for net income and Adjusted EBITDAre includes $10 million of gains from business interruption proceeds expected to be received in 2024 related to Hurricane Ian and an estimated contribution from operations at The Ritz-Carlton, Naples, which is excluded from the comparable hotel set in 2024, of $12 million to net income and $60 million to Adjusted EBITDAre. The guidance range does not include any assumption for business interruption proceeds from the Maui wildfires, and any additional insurance receipts related to Hurricane Ian are still under discussion with insurance carriers, with the majority of the remaining proceeds expected to be related to property damages.
The Company anticipates its 2024 operating results as compared to 2023 will be in the following range:

	Full Year 2024 Guidance
	Low-end of range	High-end of range	Change vs 2023
Comparable hotel Total RevPAR	$355	$365	2.9% to 5.8%
Comparable hotel RevPAR	217	223	2.5% to 5.5%
Total revenues under GAAP	5,589	5,743	5.2% to 8.1%
Operating profit margin under GAAP	15.2%	16.3%	(40) bps to 70 bps
Comparable hotel EBITDA margin	28.9%	29.7%	(120) bps to (40) bps
Based upon the above parameters, the Company estimates its 2024 guidance as follows:

	Full Year 2024 Guidance
	Low-end of range	High-end of range
Net income (in millions)	$708	$794
Adjusted EBITDAre (in millions)	1,590	1,680
Diluted earnings per common share	0.99	1.11
NAREIT FFO per diluted share	1.92	2.04
Adjusted FFO per diluted share	1.92	2.04
See the 2024 Forecast Schedules and the Notes to Financial Information for items that may affect forecast results and the Fourth Quarter 2023 Supplemental Financial Information for additional detail on the mid-point of full year 2024 guidance.
ABOUT HOST HOTELS & RESORTS
Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 72 properties in the United States and five properties internationally totaling approximately 42,000 rooms. The Company also holds non-controlling interests in seven domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®,

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HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 21, 2024

Hyatt®, Fairmont®, Hilton®, Four Seasons®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements which include, but may not be limited to, our expectations regarding the recovery of travel and the lodging industry, the impact of the Maui wildfires and 2024 estimates with respect to our business, including our anticipated capital expenditures and financial and operating results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in the Company’s annual report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 21, 2024, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
*This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.
*** Tables to Follow ***

© Host Hotels & Resorts, Inc.	PAGE 7 OF 25

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 21, 2024

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2023, which are non-controlling interests in Host LP in our consolidated balance sheets and are included in net (income) loss attributable to non-controlling interests in our condensed consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2023 OPERATING RESULTS	PAGE NO.

Condensed Consolidated Balance Sheets (unaudited) December 31, 2023 and 2022	9

Condensed Consolidated Statements of Operations (unaudited) Quarter and Year ended December 31, 2023 and 2022	10

Earnings per Common Share (unaudited) Quarter and Year ended December 31, 2023 and 2022	11

Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	12

Schedule of Comparable Hotel Results	16

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	18

Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	19

2024 FORECAST INFORMATION

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts	20

Schedule of Comparable Hotel Results for Full Year 2024 Forecasts	21

Notes to Financial Information	22

© Host Hotels & Resorts, Inc.	PAGE 8 OF 25

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except shares and per share amounts)

	December 31, 2023	December 31, 2022

ASSETS
Property and equipment, net	$9,624	$9,748
Right-of-use assets	550	556
Due from managers	128	94
Advances to and investments in affiliates	126	132
Furniture, fixtures and equipment replacement fund	217	200
Notes receivable	72	413
Other	382	459
Cash and cash equivalents	1,144	667
Total assets	$12,243	$12,269

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,120	$3,115
Credit facility, including the term loans of $997 and $998, respectively	989	994
Mortgage and other debt	100	106
Total debt	4,209	4,215
Lease liabilities	563	568
Accounts payable and accrued expenses	408	372
Due to managers	64	67
Other	173	168
Total liabilities	5,417	5,390

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	189	164

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $0.01, 1,050 million shares authorized, 703.6 million shares and 713.4 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,535	7,717
Accumulated other comprehensive loss	(70)	(75)
Deficit	(839)	(939)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,633	6,710
Non-redeemable non-controlling interests—other consolidated partnerships	4	5
Total equity	6,637	6,715
Total liabilities, non-controlling interests and equity	$12,243	$12,269
__________
(1)Please see our Fourth Quarter 2023 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Revenues
Rooms	$797	$763	$3,244	$3,014
Food and beverage	408	386	1,582	1,418
Other	118	114	485	475
Total revenues	1,323	1,263	5,311	4,907
Expenses
Rooms	197	188	787	727
Food and beverage	269	253	1,042	928
Other departmental and support expenses	328	308	1,280	1,181
Management fees	64	67	249	217
Other property-level expenses	93	74	383	325
Depreciation and amortization	186	166	697	664
Corporate and other expenses⁽¹⁾	42	30	132	107
Gain on insurance settlements	(29)	—	(86)	(17)
Total operating costs and expenses	1,150	1,086	4,484	4,132
Operating profit	173	177	827	775
Interest income	19	14	75	30
Interest expense	(49)	(43)	(191)	(156)
Other gains (losses)	1	(2)	71	17
Equity in earnings (losses) of affiliates	(1)	—	6	3
Income before income taxes	143	146	788	669
Benefit (provision) for income taxes	(9)	3	(36)	(26)
Net income	134	149	752	643
Less: Net income attributable to non-controlling interests	(2)	(2)	(12)	(10)
Net income attributable to Host Inc.	$132	$147	$740	$633
Basic earnings per common share	$0.19	$0.21	$1.04	$0.89
Diluted earnings per common share	$0.19	$0.20	$1.04	$0.88
___________
(1)Corporate and other expenses include the following items:

	Quarter ended December 31,		Year ended December 31,
	2023	2022	2023	2022
General and administrative costs	$24	$21	$85	$76
Non-cash stock-based compensation expense	11	7	30	26
Litigation accruals	7	2	17	5
Total	$42	$30	$132	$107

HOST HOTELS & RESORTS, INC.
Earnings per Common Share
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net income	$134	$149	$752	$643
Less: Net income attributable to non-controlling interests	(2)	(2)	(12)	(10)
Net income attributable to Host Inc.	$132	$147	$740	$633

Basic weighted average shares outstanding	704.5	715.0	709.7	714.7
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	3.1	2.7	3.1	2.8
Diluted weighted average shares outstanding⁽¹⁾	707.6	717.7	712.8	717.5
Basic earnings per common share	$0.19	$0.21	$1.04	$0.89
Diluted earnings per common share	$0.19	$0.20	$1.04	$0.88
___________
(1)Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels

Comparable Hotel Results by Location(1)

	As of December 31, 2023		Quarter ended December 31, 2023				Quarter ended December 31, 2022
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,006	$538.69	68.2%	$367.34	$526.58	$566.33	70.7%	$400.27	$610.91	(8.2)%	(13.8)%
Miami	2	1,033	519.42	70.1%	364.20	634.85	632.51	56.8%	359.45	600.78	1.3%	5.7%
Jacksonville	1	446	462.07	61.0%	282.04	667.98	503.06	52.8%	265.77	601.87	6.1%	11.0%
New York	2	2,486	425.56	86.1%	366.52	521.48	400.42	84.6%	338.82	490.08	8.2%	6.4%
Phoenix	3	1,545	394.12	70.6%	278.15	656.24	393.60	73.3%	288.65	676.69	(3.6%)	(3.0%)
Florida Gulf Coast	3	941	359.77	66.2%	238.22	502.10	367.97	73.9%	271.97	529.59	(12.4%)	(5.2%)
Orlando	2	2,448	440.40	57.7%	253.96	484.34	458.37	62.1%	284.45	538.94	(10.7%)	(10.1%)
Los Angeles/Orange County	3	1,067	291.79	78.7%	229.71	362.26	284.41	78.9%	224.39	353.32	2.4%	2.5%
San Diego	3	3,294	266.67	70.1%	187.00	361.53	260.81	70.3%	183.47	356.03	1.9%	1.5%
Boston	2	1,496	270.00	76.8%	207.42	286.74	239.76	61.6%	147.71	214.21	40.4%	33.9%
Washington, D.C. (CBD)	5	3,240	276.09	66.5%	183.60	265.57	263.84	65.2%	171.95	254.52	6.8%	4.3%
Philadelphia	2	810	237.30	78.4%	186.01	297.12	236.57	83.0%	196.33	304.40	(5.3%)	(2.4%)
Austin	2	767	301.13	63.1%	189.87	317.18	303.76	67.3%	204.34	337.97	(7.1%)	(6.2%)
Northern Virginia	2	916	250.71	70.1%	175.77	306.43	230.54	66.5%	153.24	271.96	14.7%	12.7%
Chicago	3	1,562	241.08	67.9%	163.77	234.57	247.44	65.8%	162.89	231.90	0.5%	1.1%
San Francisco/San Jose	6	4,162	245.15	65.2%	159.91	238.77	231.97	62.7%	145.39	218.72	10.0%	9.2%
Seattle	2	1,315	229.80	59.8%	137.51	194.01	214.72	57.4%	123.18	171.44	11.6%	13.2%
Atlanta	2	810	189.95	71.1%	135.11	217.58	183.46	72.3%	132.59	209.53	1.9%	3.8%
Houston	5	1,942	199.88	65.5%	131.02	192.13	190.61	65.1%	123.99	181.23	5.7%	6.0%
New Orleans	1	1,333	198.05	67.8%	134.37	202.90	211.90	68.7%	145.57	229.12	(7.7%)	(11.4%)
San Antonio	2	1,512	209.83	58.4%	122.59	196.80	216.59	63.2%	136.97	218.39	(10.5%)	(9.9%)
Denver	3	1,340	188.69	58.3%	109.97	184.52	178.57	56.1%	100.12	146.12	9.8%	26.3%
Other	10	3,061	287.52	60.4%	173.53	270.49	287.36	60.5%	173.85	275.44	(0.2%)	(1.8%)
Domestic	70	39,532	306.03	67.5%	206.48	339.61	305.15	66.8%	203.71	337.63	1.4%	0.6%

International	5	1,499	179.17	60.8%	108.98	168.78	169.63	59.7%	101.26	158.39	7.6%	6.6%
All Locations	75	41,031	$301.84	67.2%	$202.92	$333.43	$300.71	66.5%	$199.97	$331.14	1.5%	0.7%

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Comparable Hotel Results by Location(1)

	As of December 31, 2023		Year ended December 31, 2023				Year ended December 31, 2022
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,006	$576.75	71.9%	$414.84	$612.98	$560.86	74.7%	$418.70	$646.24	(0.9%)	(5.1%)
Miami	2	1,033	533.31	66.9%	356.86	624.20	621.56	61.3%	380.89	635.56	(6.3%)	(1.8%)
Jacksonville	1	446	503.57	69.9%	351.80	784.10	527.16	65.3%	344.37	749.99	2.2%	4.5%
New York	2	2,486	349.99	82.7%	289.53	412.23	333.65	72.8%	242.88	345.93	19.2%	19.2%
Phoenix	3	1,545	399.79	71.5%	285.85	637.23	392.52	70.3%	275.96	625.68	3.6%	1.8%
Florida Gulf Coast	3	941	389.43	72.3%	281.40	593.72	394.84	73.7%	291.11	577.93	(3.3%)	2.7%
Orlando	2	2,448	384.63	67.9%	261.32	521.26	410.76	63.8%	262.20	508.78	(0.3%)	2.5%
Los Angeles/Orange County	3	1,067	300.29	81.7%	245.49	360.91	288.81	79.4%	229.44	337.54	7.0%	6.9%
San Diego	3	3,294	282.20	78.4%	221.29	414.34	272.28	74.6%	203.24	371.28	8.9%	11.6%
Boston	2	1,496	264.18	78.2%	206.66	275.90	244.35	58.5%	142.90	193.67	44.6%	42.5%
Washington, D.C. (CBD)	5	3,240	276.74	70.1%	193.92	280.31	259.57	61.7%	160.13	230.71	21.1%	21.5%
Philadelphia	2	810	231.94	79.7%	184.83	288.44	218.52	80.6%	176.19	270.04	4.9%	6.8%
Austin	2	767	269.26	65.7%	176.88	311.25	271.65	69.5%	188.91	324.19	(6.4%)	(4.0%)
Northern Virginia	2	916	243.70	70.4%	171.48	268.97	219.41	65.6%	143.96	227.21	19.1%	18.4%
Chicago	3	1,562	243.59	68.9%	167.80	238.73	240.66	65.1%	156.57	217.31	7.2%	9.9%
San Francisco/San Jose	6	4,162	251.98	66.4%	167.25	244.44	230.88	63.0%	145.42	211.87	15.0%	15.4%
Seattle	2	1,315	239.33	66.8%	159.81	218.64	229.92	62.4%	143.52	188.58	11.4%	15.9%
Atlanta	2	810	190.67	74.0%	141.12	227.52	181.81	72.2%	131.35	205.87	7.4%	10.5%
Houston	5	1,942	201.17	69.4%	139.51	195.30	182.97	63.8%	116.73	163.85	19.5%	19.2%
New Orleans	1	1,333	196.29	68.6%	134.72	203.93	200.59	66.2%	132.74	198.18	1.5%	2.9%
San Antonio	2	1,512	215.77	61.4%	132.55	212.13	199.52	66.3%	132.30	206.09	0.2%	2.9%
Denver	3	1,340	192.48	63.3%	121.90	181.72	182.33	61.9%	112.85	163.64	8.0%	11.1%
Other	10	3,061	313.84	64.2%	201.47	308.08	320.85	60.7%	194.89	294.37	3.4%	4.7%
Domestic	70	39,532	304.48	70.7%	215.33	351.26	299.40	66.8%	199.90	325.31	7.7%	8.0%

International	5	1,499	186.14	62.4%	116.16	168.42	162.33	55.1%	89.51	130.24	29.8%	29.3%
All Locations	75	41,031	$300.66	70.4%	$211.71	$344.63	$295.24	66.3%	$195.87	$318.25	8.1%	8.3%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of December 31,
	2023	2022	Quarter ended December 31, 2023				Quarter ended December 31, 2022
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	4	$538.69	68.2%	$367.34	$526.58	$566.33	70.7%	$400.27	$610.91	(8.2)%	(13.8)%
Miami	2	2	519.42	70.1%	364.20	634.85	632.51	56.8%	359.45	600.78	1.3%	5.7%
Jacksonville	1	1	462.07	61.0%	282.04	667.98	503.06	52.8%	265.77	601.87	6.1%	11.0%
New York	2	2	425.56	86.1%	366.52	521.48	400.42	84.6%	338.82	490.08	8.2%	6.4%
Phoenix	3	4	394.12	70.6%	278.15	656.24	371.87	73.2%	272.22	617.02	2.2%	6.4%
Florida Gulf Coast	5	5	434.92	66.5%	289.30	611.32	328.02	51.0%	167.44	318.80	72.8%	91.8%
Orlando	2	2	440.40	57.7%	253.96	484.34	458.37	62.1%	284.45	538.94	(10.7%)	(10.1%)
Los Angeles/Orange County	3	3	291.79	78.7%	229.71	362.26	284.41	78.9%	224.39	353.32	2.4%	2.5%
San Diego	3	3	266.67	70.1%	187.00	361.53	260.81	70.3%	183.47	356.03	1.9%	1.5%
Boston	2	2	270.00	76.8%	207.42	286.74	239.76	61.6%	147.71	214.21	40.4%	33.9%
Washington, D.C. (CBD)	5	5	276.09	66.5%	183.60	265.57	263.84	65.2%	171.95	254.52	6.8%	4.3%
Philadelphia	2	2	237.30	78.4%	186.01	297.12	236.57	83.0%	196.33	304.40	(5.3%)	(2.4%)
Austin	2	2	301.13	63.1%	189.87	317.18	303.76	67.3%	204.34	337.97	(7.1%)	(6.2%)
Northern Virginia	2	2	250.71	70.1%	175.77	306.43	230.54	66.5%	153.24	271.96	14.7%	12.7%
Chicago	3	3	241.08	67.9%	163.77	234.57	247.44	65.8%	162.89	231.90	0.5%	1.1%
San Francisco/San Jose	6	6	245.15	65.2%	159.91	238.77	231.97	62.7%	145.39	218.72	10.0%	9.2%
Seattle	2	2	229.80	59.8%	137.51	194.01	214.72	57.4%	123.18	171.44	11.6%	13.2%
Atlanta	2	2	189.95	71.1%	135.11	217.58	183.46	72.3%	132.59	209.53	1.9%	3.8%
Houston	5	5	199.88	65.5%	131.02	192.13	190.61	65.1%	123.99	181.23	5.7%	6.0%
New Orleans	1	1	198.05	67.8%	134.37	202.90	211.90	68.7%	145.57	229.12	(7.7%)	(11.4%)
San Antonio	2	2	209.83	58.4%	122.59	196.80	216.59	63.2%	136.97	218.39	(10.5%)	(9.9%)
Denver	3	3	188.69	58.3%	109.97	184.52	178.57	56.1%	100.12	146.12	9.8%	26.3%
Other	10	10	287.52	60.4%	173.53	270.49	279.55	60.7%	169.77	266.93	2.2%	1.3%
Domestic	72	73	310.69	67.5%	209.58	348.42	303.39	65.9%	200.06	331.42	4.8%	5.1%

International	5	5	179.17	60.8%	108.98	168.78	169.63	59.7%	101.26	158.39	7.6%	6.6%
All Locations	77	78	$306.45	67.2%	$205.99	$342.06	$299.08	65.7%	$196.55	$325.33	4.8%	5.1%

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of December 31,
	2023	2022	Year ended December 31, 2023				Year ended December 31, 2022
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	4	$576.75	71.9%	$414.84	$612.98	$560.86	74.7%	$418.70	$646.24	(0.9%)	(5.1%)
Miami	2	2	533.31	66.9%	356.86	624.20	585.71	62.7%	367.36	607.26	(2.9%)	2.8%
Jacksonville	1	1	503.57	69.9%	351.80	784.10	527.16	65.3%	344.37	749.99	2.2%	4.5%
New York	2	2	349.99	82.7%	289.53	412.23	317.20	67.9%	215.38	305.31	34.4%	35.0%
Phoenix	3	4	397.16	71.7%	284.75	628.10	368.20	70.1%	258.18	568.19	10.3%	10.5%
Florida Gulf Coast	5	5	388.97	60.6%	235.74	497.91	418.86	62.2%	260.47	509.76	(9.5%)	(2.3%)
Orlando	2	2	384.63	67.9%	261.32	521.26	410.76	63.8%	262.20	508.78	(0.3%)	2.5%
Los Angeles/Orange County	3	3	300.29	81.7%	245.49	360.91	288.81	79.4%	229.44	337.54	7.0%	6.9%
San Diego	3	3	282.20	78.4%	221.29	414.34	272.28	74.6%	203.24	371.28	8.9%	11.6%
Boston	2	2	264.18	78.2%	206.66	275.90	240.63	56.9%	136.95	184.93	50.9%	49.2%
Washington, D.C. (CBD)	5	5	276.74	70.1%	193.92	280.31	259.57	61.7%	160.13	230.71	21.1%	21.5%
Philadelphia	2	2	231.94	79.7%	184.83	288.44	218.52	80.6%	176.19	270.04	4.9%	6.8%
Austin	2	2	269.26	65.7%	176.88	311.25	271.65	69.5%	188.91	324.19	(6.4%)	(4.0%)
Northern Virginia	2	2	243.70	70.4%	171.48	268.97	219.41	65.6%	143.96	227.21	19.1%	18.4%
Chicago	3	3	243.59	68.9%	167.80	238.73	232.43	63.8%	148.19	204.51	13.2%	16.7%
San Francisco/San Jose	6	6	251.98	66.4%	167.25	244.44	230.88	63.0%	145.42	211.87	15.0%	15.4%
Seattle	2	2	239.33	66.8%	159.81	218.64	229.92	62.4%	143.52	188.58	11.4%	15.9%
Atlanta	2	2	190.67	74.0%	141.12	227.52	181.81	72.2%	131.35	205.87	7.4%	10.5%
Houston	5	5	201.17	69.4%	139.51	195.30	182.97	63.8%	116.73	163.85	19.5%	19.2%
New Orleans	1	1	196.29	68.6%	134.72	203.93	200.59	66.2%	132.74	198.18	1.5%	2.9%
San Antonio	2	2	215.77	61.4%	132.55	212.13	199.52	66.3%	132.30	206.09	0.2%	2.9%
Denver	3	3	192.48	63.3%	121.90	181.72	182.33	61.9%	112.85	163.64	8.0%	11.1%
Other	10	10	313.84	64.2%	201.47	308.08	268.65	61.1%	164.13	242.02	22.7%	27.3%
Domestic	72	73	305.83	70.2%	214.78	352.38	296.15	66.1%	195.67	319.08	9.8%	10.4%

International	5	5	186.14	62.4%	116.16	168.42	162.33	55.1%	89.51	130.24	29.8%	29.3%
All Locations	77	78	$302.03	69.9%	$211.27	$345.86	$292.23	65.7%	$191.97	$312.55	10.1%	10.7%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Number of hotels	75	75	75	75
Number of rooms	41,031	41,031	41,031	41,031
Change in comparable hotel Total RevPAR	0.7%	—	8.3%	—
Change in comparable hotel RevPAR	1.5%	—	8.1%	—
Operating profit margin⁽²⁾	13.1%	14.0%	15.6%	15.8%
Comparable hotel EBITDA margin⁽²⁾	28.1%	29.9%	30.1%	31.8%
Food and beverage profit margin⁽²⁾	34.1%	34.5%	34.1%	34.6%
Comparable hotel food and beverage profit margin⁽²⁾	34.1%	34.6%	34.5%	35.0%

Net income	$134	$149	$752	$643
Depreciation and amortization	186	166	697	664
Interest expense	49	43	191	156
Provision (benefit) for income taxes	9	(3)	36	26
Gain on sale of property and corporate level income/expense	20	18	(23)	51
Severance expense at hotel properties	—	—	—	2
Property transaction adjustments⁽³⁾	—	(1)	(3)	23
Non-comparable hotel results, net⁽⁴⁾	(43)	3	(93)	(45)
Comparable hotel EBITDA⁽¹⁾	$355	$375	$1,557	$1,520
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel results, which are non-GAAP measures, and the limitations on their use. For additional information on comparable hotel EBITDA by location, see the Fourth Quarter 2023 Supplemental Financial Information posted on our website.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Quarter ended December 31, 2023				Quarter ended December 31, 2022
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable Hotel Results	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable Hotel Results
Revenues
Room	$797	$(30)	$—	$767	$763	$(2)	$(5)	$—	$756
Food and beverage	408	(27)	—	381	386	(1)	(4)	—	381
Other	118	(6)	—	112	114	—	—	—	114
Total revenues	1,323	(63)	—	1,260	1,263	(3)	(9)	—	1,251
Expenses
Room	197	(6)	—	191	188	—	(1)	—	187
Food and beverage	269	(18)	—	251	253	—	(4)	—	249
Other	485	(22)	—	463	449	(2)	(7)	—	440
Depreciation and amortization	186	—	(186)	—	166	—	—	(166)	—
Corporate and other expenses	42	—	(42)	—	30	—	—	(30)	—
Gain on insurance settlements	(29)	26	3	—	—	—	—	—	—
Total expenses	1,150	(20)	(225)	905	1,086	(2)	(12)	(196)	876
Operating Profit - Comparable hotel EBITDA	$173	$(43)	$225	$355	$177	$(1)	$3	$196	$375

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics)

	Year ended December 31, 2023					Year ended December 31, 2022
		Adjustments					Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Severance at hotel properties	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$3,244	$(5)	$(64)	$—	$3,175	$3,014	$—	$—	$(76)	$—	$2,938
Food and beverage	1,582	(2)	(58)	—	1,522	1,418	—	3	(54)	—	1,367
Other	485	—	(13)	—	472	475	—	9	(16)	—	468
Total revenues	5,311	(7)	(135)	—	5,169	4,907	—	12	(146)	—	4,773
Expenses
Room	787	(1)	(16)	—	770	727	—	(10)	(14)	—	703
Food and beverage	1,042	(1)	(43)	—	998	928	—	(1)	(38)	—	889
Other	1,912	(2)	(58)	—	1,852	1,723	(2)	—	(49)	—	1,672
Depreciation and amortization	697	—	—	(697)	—	664	—	—	—	(664)	—
Corporate and other expenses	132	—	—	(132)	—	107	—	—	—	(107)	—
Gain on insurance settlements	(86)	—	75	3	(8)	(17)	—	—	—	6	(11)
Total expenses	4,484	(4)	(42)	(826)	3,612	4,132	(2)	(11)	(101)	(765)	3,253
Operating Profit - Comparable hotel EBITDA	$827	$(3)	$(93)	$826	$1,557	$775	$2	$23	$(45)	$765	$1,520
(3)Property transaction adjustments represent the following items: (i) the elimination of results of operations of our hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds relating to events that occurred while the hotels were classified as non-comparable.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre (1)
(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net income	$134	$149	$752	$643
Interest expense	49	43	191	156
Depreciation and amortization	186	166	697	664
Income taxes	9	(3)	36	26
EBITDA	378	355	1,676	1,489
(Gain) loss on dispositions⁽²⁾	(1)	2	(70)	(16)
Equity investment adjustments:
Equity in (earnings) losses of affiliates	1	—	(6)	(3)
Pro rata EBITDAre of equity investments⁽³⁾	3	7	32	34
EBITDAre	381	364	1,632	1,504
Adjustments to EBITDAre:
Gain on property insurance settlement	(3)	—	(3)	(6)
Adjusted EBITDAre	$378	$364	$1,629	$1,498
___________
(1)See the Notes to Financial Information for discussion of non-GAAP measures.
(2)Reflects the sale of one hotel in 2023 and four hotels in 2022.
(3)Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.
Reconciliation of Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share (1)
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Net income	$134	$149	$752	$643
Less: Net income attributable to non-controlling interests	(2)	(2)	(12)	(10)
Net income attributable to Host Inc.	132	147	740	633
Adjustments:
(Gain) loss on dispositions⁽²⁾	(1)	2	(70)	(16)
Gain on property insurance settlement	(3)	—	(3)	(6)
Depreciation and amortization	185	166	695	663
Equity investment adjustments:
Equity in (earnings) losses of affiliates	1	—	(6)	(3)
Pro rata FFO of equity investments⁽³⁾	—	4	20	25
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	—	(1)	(1)
FFO adjustments for non-controlling interests of Host L.P.	(3)	(3)	(9)	(9)
NAREIT FFO	311	316	1,366	1,286
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	—	4	—
Adjusted FFO	$311	$316	$1,370	$1,286

For calculation on a per share basis:⁽⁴⁾

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	707.6	717.7	712.8	717.5
Diluted earnings per common share	$0.19	$0.20	$1.04	$0.88
NAREIT FFO per diluted share	$0.44	$0.44	$1.92	$1.79
Adjusted FFO per diluted share	$0.44	$0.44	$1.92	$1.79
___________
(1-3)Refer to corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(4)Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts (1)
(unaudited, in millions)

	Full Year 2024
	Low-end of range	High-end of range
Net income	$708	$794
Interest expense	174	174
Depreciation and amortization	699	699
Income taxes	21	25
EBITDA	1,602	1,692
Equity investment adjustments:
Equity in earnings of affiliates	(12)	(13)
Pro rata EBITDAre of equity investments	40	41
EBITDAre	1,630	1,720
Adjustments to EBITDAre:
Gain on property insurance settlement	(40)	(40)
Adjusted EBITDAre	$1,590	$1,680

	Full Year 2024
	Low-end of range	High-end of range
Net income	$708	$794
Less: Net income attributable to non-controlling interests	(11)	(12)
Net income attributable to Host Inc.	697	782
Adjustments:
Gain on property insurance settlement	(40)	(40)
Depreciation and amortization	697	697
Equity investment adjustments:
Equity in earnings of affiliates	(12)	(13)
Pro rata FFO of equity investments	25	26
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)
FFO adjustment for non-controlling interests of Host LP	(9)	(9)
NAREIT and Adjusted FFO	$1,357	$1,442

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	707.3	707.3
Diluted earnings per common share	$0.99	$1.11
NAREIT FFO per diluted share	$1.92	$2.04
Adjusted FFO per diluted share	$1.92	$2.04

_______________
(1)The Forecasts are based on the below assumptions:
•Comparable hotel RevPAR will increase 2.5% to 5.5% compared to 2023 for the low and high end of the forecast range.
•Comparable hotel EBITDA margins will decrease 120 basis points to 40 basis points compared to 2023 for the low and high ends of the forecasted comparable hotel RevPAR range, respectively.
•We expect to spend approximately $500 million to $605 million on capital expenditures.
•Assumes no acquisitions and no dispositions during the year.
•Assumes $10 million of gains from business interruption proceeds expected to be received in 2024 related to Hurricane Ian. Also includes an additional $40 million of expected insurance proceeds that would result in a gain on property insurance settlement.
For a discussion of items that may affect forecast results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results for Full Year 2024 Forecasts (1)
(unaudited, in millions)

	Full Year 2024
	Low-end of range	High-end of range
Operating profit margin(2)	15.2%	16.3%
Comparable hotel EBITDA margin(2)	28.9%	29.7%

Net income	$708	$794
Depreciation and amortization	699	699
Interest expense	174	174
Provision for income taxes	21	25
Gain on sale of property and corporate level income/expense	24	22
Non-comparable hotel results, net⁽[3]⁾	(63)	(65)
Comparable hotel EBITDA(1)	$1,563	$1,649
___________
(1)See "Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts" for other forecast assumptions. Forecast comparable hotel results include 76 hotels (of our 77 hotels owned at December 31, 2023) that we have assumed will be classified as comparable as of December 31, 2024.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Low-end of range				High-end of range
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Non-comparable hotel results, net	Depreciation and corporate level items	Comparable hotel Results
Revenues
Rooms	$3,388	$(92)	$—	$3,296	$3,487	$(94)	$—	$3,393
Food and beverage	1,686	(72)	—	1,614	1,732	(74)	—	1,658
Other	515	(19)	—	496	524	(20)	—	504
Total revenues	5,589	(183)	—	5,406	5,743	(188)	—	5,555
Expenses
Hotel expenses	3,973	(130)	—	3,843	4,039	(133)	—	3,906
Depreciation and amortization	699	—	(699)	—	699	—	(699)	—
Corporate and other expenses	117	—	(117)	—	117	—	(117)	—
Gain on insurance settlements	(50)	10	40	—	(50)	10	40	—
Total expenses	4,739	(120)	(776)	3,843	4,805	(123)	(776)	3,906
Operating Profit - Comparable hotel EBITDA	$850	$(63)	$776	$1,563	$938	$(65)	$776	$1,649
(3)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds relating to events that occurred while the hotels were classified as non-comparable. The following are expected to be non-comparable for full year 2024:
•The Ritz-Carlton, Naples (business disruption due to Hurricane Ian beginning in September 2022, reopened in July 2023); and
•Sales and marketing expenses related to the development and sale of condominium units on a development parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information
FORECASTS
Our forecast of net income, earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.
COMPARABLE HOTEL OPERATING STATISTICS AND RESULTS
Effective January 1, 2023, the Company ceased presentation of All Owned Hotel results that was used while the COVID-19 pandemic disrupted operations, limiting the usefulness of year-over-year comparisons, and returned to a comparable hotel presentation for its hotel level results. Management believes this provides investors with a better understanding of underlying growth trends for the Company’s current portfolio, without impact from properties that experienced closures due to renovations or property damage sustained.
To facilitate a year-to-year comparison of our operations, we present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in our reports on a comparable hotel basis in order to enable our investors to better evaluate our operating performance. We define our comparable hotels as those that: (i) are owned or leased by us as of the reporting date and are not classified as held-for-sale; and (ii) have not sustained substantial property damage or business interruption, or undergone large-scale capital projects, in each case requiring closures lasting one month or longer (as further defined below), during the reporting periods being compared.
We make adjustments to include recent acquisitions to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. Additionally, operating results of hotels that we sell are excluded from the comparable hotel set once the transaction has closed or the hotel is classified as held-for-sale.
The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project would cause a hotel to be excluded from our comparable hotel set if it requires the entire property to be closed to hotel guests for one month or longer.
Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption if it requires the property to be closed to hotel guests for one month or longer. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after the hotel has reopened. Often, related to events that cause property damage and the closure of a hotel, we will collect business interruption insurance proceeds for the near-term loss of business. These proceeds are included in gain on insurance settlements on our consolidated statements of operations. Business interruption insurance gains related to a hotel that was excluded from our comparable hotel set also will be excluded from the comparable hotel results.
Of the 77 hotels that we owned as of December 31, 2023, 75 have been classified as comparable hotels. The operating results of the following properties that we owned as of December 31, 2023 are excluded from comparable hotel results for these periods:
•Hyatt Regency Coconut Point Resort & Spa (business disruption due to Hurricane Ian beginning in September 2022, reopened in November 2022);
•The Ritz-Carlton, Naples (business disruption due to Hurricane Ian beginning in September 2022, reopened in July 2023); and
•Sales and marketing expenses related to the development and sale of condominium units on a development parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort.
FOREIGN CURRENCY TRANSLATION
Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.
NON-GAAP FINANCIAL MEASURES
Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, and (iv) Comparable Hotel Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.
NAREIT FFO AND NAREIT FFO PER DILUTED SHARE
We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. As noted in NAREIT’s Funds From Operations White Paper – 2018 Restatement, NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to certain real estate assets, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially-owned entities and unconsolidated affiliates. Adjustments for consolidated partially-owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.
We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of diluted earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.
Adjusted FFO per Diluted Share
We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:
•Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense –In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31,

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our ongoing operating performance and, therefore, we excluded this item from Adjusted FFO.
EBITDA
Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.
EBITDAre and Adjusted EBITDAre
We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense for depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.
We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:
•Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.
Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre
We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which measures are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as measures of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as measures of, amounts that accrue directly to stockholders’ benefit.
Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments, and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in eight domestic and international partnerships that own a total of 35 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by unaffiliated limited partners and a 15% interest held by an unaffiliated limited partner in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.
Comparable Hotel Property Level Operating Results
We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or "same store," basis as supplemental information for our investors. Our comparable hotel results present operating results for our hotels without giving effect to dispositions or properties that experienced closures due to renovations or property damage, as discussed in “Comparable Hotel Operating Statistics and Results” above. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our comparable hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.
Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors. While management believes that presentation of comparable hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results in the aggregate. For these reasons, we believe comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.